Exhibit 2.1



                        STOCK PURCHASE AGREEMENT


                                BETWEEN


                        THE QUAKER OATS COMPANY


                                  AND


                         TRIARC COMPANIES, INC.


                       Dated as of March 27, 1997














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                                TABLE OF CONTENTS


      Section                                                             Page

                                    ARTICLE I

                              DEFINITIONS AND TERMS

      1.1       Specific Definitions.......................................  1
      1.2       Terms Defined Elsewhere in the Agreement...................  6
      1.3       Other Definitional Provisions..............................  7
      1.4       References to Time.........................................  8

                                   ARTICLE II

                         PURCHASE AND SALE OF THE SHARES

      2.1       Purchase and Sale of the Shares............................  8
      2.2       Purchase Price.............................................  8
      2.3       Closing....................................................  9
      2.4       Deliveries by Acquiror.....................................  9
      2.5       Deliveries by Seller.......................................  9
      2.6       Adjustment to Purchase Price...............................  9

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLER

      3.1       Organization and Qualification............................. 11
      3.2       Capitalization; Subsidiaries............................... 11
      3.3       Corporate Authorization.................................... 12
      3.4       Consents and Approvals..................................... 13
      3.5       Non-Contravention.......................................... 13
      3.6       Binding Effect............................................. 14
      3.7       Financial Statements; Absence of Certain
                Changes.................................................... 14
      3.8       Litigation................................................. 15
      3.9       Taxes...................................................... 16
      3.10      Employee Benefits.......................................... 18
      3.11      Compliance with Laws....................................... 19
      3.12      Intellectual Property...................................... 19
      3.13      Contracts.................................................. 19
      3.14      Brokers.................................................... 20
      3.15      Title to Properties........................................ 20
      3.16      Environmental Matters...................................... 21
      3.17      Labor Relations............................................ 21
      3.18      No Other Representations or Warranties..................... 21
      3.19      Disclosure Schedule........................................ 22
      3.20      Standard................................................... 22




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      Section                                                             Page



                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF ACQUIROR

      4.1       Organization and Qualification............................. 23
      4.2       Corporate Authorization.................................... 23
      4.3       Consents and Approvals..................................... 23
      4.4       Non-Contravention.......................................... 24
      4.5       Binding Effect............................................. 24
      4.6       Brokers.................................................... 24
      4.7       Purchase for Investment.................................... 25
      4.8       Financial Capability....................................... 25
      4.9       No Other Representations or Warranties..................... 25

                                    ARTICLE V

                                    COVENANTS

      5.1       Conduct of Snapple Business................................ 25
      5.2       Access..................................................... 27
      5.3       Reasonable Best Efforts.................................... 27
      5.4       Antitrust Notification..................................... 29
      5.5       Supplemental Disclosure.................................... 29
      5.6       Further Assurances......................................... 30
      5.7       Announcements.............................................. 30
      5.8       Employee Matters........................................... 31
      5.9       Preservation of Records.................................... 33
      5.10      Other Agreements........................................... 33
      5.11      Financial Statements....................................... 34
      5.12      Related Party Payments..................................... 34
      5.13      Continental PET............................................ 35
      5.14      Use of Cash................................................ 35
      5.15      Payment of Proceeds........................................ 35
      5.16      Insurance.................................................. 35

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

      6.1       Conditions to the Obligations of Acquiror and
                Seller..................................................... 37
      6.2       Conditions to the Obligations of Acquiror.................. 37
      6.3       Conditions to the Obligations of Seller.................... 38

                                   ARTICLE VII

                        SURVIVAL; GENERAL INDEMNIFICATION

      7.1       Survival................................................... 39



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      Section                                                             Page



      7.2       Indemnification by Acquiror................................ 39
      7.3       Indemnification by Seller.................................. 40
      7.4       Procedure for Indemnification.............................. 40
      7.5       Characterization of Indemnification Payments............... 43
      7.6       Computation of Losses; Disputes............................ 43

                                  ARTICLE VIII

                        TAX MATTERS; TAX INDEMNIFICATION

      8.1       Tax Indemnification........................................ 44
      8.2       No Tax Elections........................................... 45
      8.3       Preparation of Tax Returns; Payment of Taxes............... 45
      8.4       Cooperation with Respect to Tax Returns. .................. 48
      8.5       Tax Audits................................................. 48
      8.6       Refund Claims.............................................. 49
      8.7       Transfer Taxes............................................. 50
      8.8       Other Tax Matters.......................................... 50
      8.9       Disputes................................................... 50


                                   ARTICLE IX

                                   TERMINATION

      9.1       Termination................................................ 51
      9.2       Effect of Termination...................................... 51
      9.3       Termination Fee............................................ 52

                                    ARTICLE X

                               GENERAL PROVISIONS

      10.1      Extension; Waiver.......................................... 52
      10.2      Amendment.................................................. 53
      10.3      Expenses................................................... 53
      10.4      Governing Law.............................................. 53
      10.5      Notices.................................................... 53
      10.6      Entire Agreement........................................... 54
      10.7      Disclosure Schedule........................................ 54
      10.8      Headings; References....................................... 55
      10.9      Counterparts............................................... 55
      10.10     Parties in Interest; Assignment............................ 55
      10.11     Severability; Enforcement.................................. 55
      10.12     Consent to Jurisdiction.................................... 55






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                                    EXHIBITS

Exhibit A         --    Transition Services Agreement

Exhibit B         --    Patent License Agreement

Exhibit C         --    Shared Technology License Agreement

Exhibit D         --    Brooks Agreement

Exhibit E         --    Power Packaging Agreement

Exhibit F         --    Assignment and Assumption Agreement

Exhibit G         --    Opinion of Seller's Counsel

Exhibit H         --    Opinion of Acquiror's Counsel

Exhibit I         --    Guaranty Agreement



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                        STOCK PURCHASE AGREEMENT

            STOCK PURCHASE AGREEMENT, dated as of March 27, 1997, between THE QUAKER OATS COMPANY, a New Jersey corporation ("Seller"), and TRIARC COMPANIES, INC., a Delaware corporation ("Acquiror").

                              W I T N E S S E T H :

            WHEREAS, Snapple Beverage Corp., a Delaware corporation ("Snapple"), is engaged, directly and through its subsidiaries, in the business of producing, marketing and distributing beverages and other products under the Snapple trademark and related trademarks and trade names (the "Snapple Business");

            WHEREAS, Seller is the owner of 1,000 shares of Common Stock, par value $1.00 per share (the "Shares"), of Snapple, which Shares constitute all of the outstanding shares of capital stock of Snapple; and

            WHEREAS, Seller desires to sell, transfer and deliver to Acquiror, and Acquiror desires to purchase from Seller, all of the Shares, on the terms and subject to the conditions set forth herein.

            NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


                                    ARTICLE I

                              DEFINITIONS AND TERMS

            1.1     Specific Definitions.  For purposes of this
Agreement, the following terms shall have the meanings set forth below:

            "Acquiror" shall have the meaning set forth in the preamble to this Agreement.

            "Affiliate" shall mean, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.




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            "Agreed Rate" shall mean the 30-day  commercial paper rate published in the most current issue of Federal Reserve Statistical Release H.15 (Selected Interest Rates) at the Closing Date and reset at such rate as published at 30-day intervals thereafter.

            "Agreement" shall mean this Stock Purchase Agreement, together with all exhibits and schedules hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

            "Applicable Laws" shall mean, with respect to any Person, all statutes, laws, ordinances, rules, orders and regulations of any Governmental Authority applicable to such Person and its business, properties and assets.

            "Base Working Capital Amount" shall mean
$58,000,000.

            "Business" shall mean the Snapple Business and any terminated, divested or discontinued business or operations that at the time of termination, divestiture or discontinuation was conducted by any of the Snapple Companies or its predecessors.

            "Business Day" shall mean a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by law to close.

            "Cash Equivalents" shall mean cash on hand, all other cash in any bank, savings or similar accounts at any financial institution, and checks, drafts and similar instruments and any publicly traded stocks, bonds or similar marketable securities, certificates of deposit, commercial paper, eurodollar deposits and any other cash equivalents held in the name of or for the account of any of the Snapple Companies.

            "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss. 9601 et seq.).

            "Closing" shall mean the closing of the trans-actions contemplated by this Agreement.

            "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.



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            "Confidentiality Agreement" shall mean the Agreement, dated December
4, 1996, between Acquiror and Seller.

            "DOJ" shall mean the United States Department of Justice.

            "Employee Arrangements" shall mean all employment and consulting agreements, and all bonus and other incentive compensation, deferred compensation, disability, severance, stock award, stock option, stock purchase, collective bargaining or workers' compensation agreements, plans, programs, policies and arrangements with respect to the employment or termination of employment of any employee, officer, director or other Person who is or was employed by any of the Snapple Companies or primarily in the Snapple Business.

            "Employee Benefit Plans" shall mean all "employee benefit plans", as defined in Section 3(3) of ERISA, which Seller or the Snapple Companies maintains and in which any employee or former employee employed by the Snapple Companies or primarily in the Snapple Business participates.

            "Encumbrances" shall mean any and all mortgages, security interests, liens, claims, pledges, restrictions, leases, title exceptions, rights of others, charges or other encumbrances.

            "Environmental Law" shall mean any law, statute, ordinance, rule, regulation, order, judgment or decree as in effect as of the date of this Agreement relating to (i) the protection of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface land) or (ii) the exposure of Persons (other than Persons employed by the Snapple Business or the Snapple Companies) to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labelling, protection, release or disposal of, Hazardous Substances, but excluding any such law, statute, ordinance, rule, regulation, order, judgment or decree, including common law, (x) governing protection of worker health and safety or human health (other than exposure of Persons other than Persons employed by the Snapple Business or the Snapple Companies to Hazardous Substances), or (y) establishing the basis for a claim for product liability.




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            "ERISA" shall mean the Employee  Retirement  Income  Security Act of
1974, as amended.

            "Estimated  Cash   Equivalents"   shall  mean  the  amount  of  Cash
Equivalents set forth on the Estimated Statement.

            "Estimated Working Capital" shall mean the amount of Working Capital set forth on the Estimated Statement.

            "FTC" shall mean the United States Federal Trade Commission.

            "GAAP" shall mean generally accepted accounting principles in effect in the United States of America.

            "Governmental  Authority" shall mean any foreign,  federal, state or
local  government,   court,  agency  or  commission  or  other  governmental  or regulatory body or authority.

            "Hazardous Substances" shall mean any hazardous substances within the meaning of 101(14) of CERCLA, 42 U.S.C. ss. 9601(14).

            "Indemnified   Party"   shall  mean  any  Person  which  is  seeking
indemnification from an Indemnifying Party pursuant to the provisions of this Agreement.

            "Indemnifying Party" shall mean any party hereto from which any Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

            "Independent Law Firm" shall mean a nationally recognized independent law firm, jointly selected by the parties; or, if the parties cannot agree on such law firm, Seller and Acquiror shall each submit the name of a nationally recognized independent law firm that does not at the time provide, and has not in the prior two years provided, services to Seller or Acquiror, and the "Independent Law Firm" shall mean the firm selected by lot from these two firms.

            "IRS" shall mean the United States Internal Revenue Service.

            "Knowledge" of Seller or any Snapple Company or any similar phrase means the actual knowledge of those management employees of Seller identified in
Section 1.1(a) of the Disclosure Schedule, and only with respect to the



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following Snapple personnel, William Barker, Mark Entsminger, Charles Maniscalco
and Michael Schott, after reasonable inquiry.

            "Legal Proceedings" shall mean any judicial, administrative or arbitral actions, suits, proceedings (public or private) or governmental proceedings.

            "Material Adverse Effect" shall mean, with respect to any Person, any change or effect that is materially adverse to the business of such Person and its Subsidiaries taken as a whole; provided, however, that Material Adverse Effect shall exclude any change or effect due to (i) general economic or industry-wide conditions, including, without limitation, devaluation, revaluation or decline in value of any foreign currency against the U.S. dollar,
(ii) any continuation of an adverse trend disclosed to Acquiror on or prior to the date hereof, and (iii) any condition described in the Disclosure Schedule.

            "Person" or "person" shall mean and includes any individual, partnership, joint venture, corporation, association, joint stock company, trust, unincorporated organization or similar entity.

            "Securities Act" shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

            "Seller" shall have the meaning set forth in the preamble to this Agreement.

            "Shares" shall have the meaning set forth in the recitals to this Agreement.

            "Snapple" shall have the meaning set forth in the recitals to this Agreement.

            "Snapple Business" shall have the meaning set forth in the recitals to this Agreement.

            "Snapple Companies" shall mean Snapple and all of its direct and indirect Subsidiaries.

            "Subsidiary" shall mean, with respect to any Person, (i) each corporation, partnership, joint venture or other legal entity of which such Person owns, either directly or indirectly, 50% or more of the stock or other equity



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interests the holders of which are  generally  entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity and (ii) each partnership in which such Person or another Subsidiary of such Person is the general partner or otherwise controls such partnership.

            "Tax" or "Taxes" shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee liability in respect of Taxes.

            "Tax Returns" shall mean all reports, returns, declaration forms and statements filed or required to be filed with respect to Taxes.

            "Working Capital" shall mean the sum of all inventory and trade accounts receivable of the Snapple Business conducted worldwide, minus all trade accounts payable of the Snapple Business conducted worldwide; provided, however, that Working Capital shall not include intercompany receivables and payables.

            "Working Capital Amount" shall mean the Estimated Working Capital minus the Base Working Capital Amount.

            1.2 Terms Defined Elsewhere in the Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term                                                           Section

Acquiror Indemnified Parties......................................7.3(a)
Asserted Liability................................................7.4(a)
Assigned Contracts...................................................5.3
Assignment and Assumption Agreement.................................5.10
Audited Financial Statements........................................5.11
Brooks Agreement....................................................5.10
Cash.................................................................4.8
Casualty Insurance Claims........................................5.15(a)



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Claim Notice......................................................7.4(a)
Closing Date.........................................................2.3
Closing Statement.................................................2.6(a)
Contract............................................................3.13
CPA Firm..........................................................2.6(b)
Deposit...........................................................2.2(a)
Disclosure Schedule.................................................3.19
Escrow Agent......................................................2.2(a)
Escrow Agreement..................................................2.2(a)
Estimated Amount..................................................2.6(c)
Estimated Statement...............................................2.2(c)
Final Amount......................................................2.6(c)
Financial Statements..............................................3.7(a)
HSR Act..............................................................3.4
Independent Accounting Firm..........................................8.9
Insurance Policies...............................................5.15(a)
Losses...............................................................7.2
Notice Period.....................................................7.4(a)
Objection.........................................................2.6(b)
Other Antitrust Regulations..........................................3.4
Patent License Agreement............................................5.10
Power Packaging Agreement...........................................5.10
Purchase Price....................................................2.2(b)
Quaker Facility Co-Pack Agreement...................................5.10
Seller Indemnified Parties...........................................7.2
Shared Technology License Agreement.................................5.10
Snapple Employees.................................................5.8(b)
Snapple Employee Arrangements.....................................5.8(a)
Snapple Employee Benefit Plans....................................5.8(a)
Statement of Assets and Liabilities...............................3.7(a)
SVC.................................................................5.10
Tax Agreement, Consent or Election................................3.9(f)
Tax Ruling........................................................3.9(f)
Transition Services Agreement.......................................5.10


            1.3 Other Definitional Provisions. (a) The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

            (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

            (c) The terms "dollars" and "$" shall mean United States dollars.



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            (d)  As  used  in  this  Agreement,   accounting   terms  which  are
specifically defined under GAAP and are not otherwise defined herein shall have the respective meanings given to them under GAAP.

            1.4 References to Time. All references in this Agreement to times of the day shall be to New York City time.


                               ARTICLE II

                         PURCHASE AND SALE OF THE SHARES

            2.1 Purchase and Sale of the Shares. On the terms and subject to the conditions set forth herein, at the Closing, Seller agrees to sell, transfer and deliver to Acquiror, and Acquiror agrees to purchase from Seller, the Shares.

            2.2 Purchase Price. (a) Upon the execution of this Agreement, Acquiror shall pay to Weil, Gotshal & Manges LLP, in its capacity as escrow agent (the "Escrow Agent") pursuant to that certain Escrow Agreement, dated as of the date hereof, among Acquiror, Seller and the Escrow Agent (the "Escrow Agreement"), by certified check or wire transfer of immediately available funds, the sum of $20,000,000 (the "Deposit"), which pursuant to the Escrow Agreement shall either (i) be applied as a deposit on the Purchase Price as provided in
Section 2.4(a), (ii) be applied toward Acquiror's payment obligation pursuant to
Section 9.3, if any, or (iii) be returned to Acquiror in the event that the Closing does not occur on or before the date set forth in Section 9.1(b) due to Seller's failure to satisfy the closing conditions set forth in Section 6.2 or the non-occurrence of any closing condition set forth in Section 6.1.

            (b) The purchase price for the Shares shall be $300,000,000 plus the sum of the Working Capital Amount and the Estimated Cash Equivalents (the "Purchase Price"), as adjusted pursuant to Section 2.6.

            (c) Seller shall prepare and deliver to Acquiror, at least five days but not more than 30 days immediately preceding the Closing Date, an estimated statement of Working Capital and Cash Equivalents as of the Closing Date (the "Estimated Statement").



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            2.3  Closing.  The Closing  shall take place at the offices of Weil,
Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 at 10:00 A.M., on the later of (a) the second Business Day following the satisfaction or waiver (by the party entitled to waive the condition) of all conditions to the Closing set forth in Article VI, or (b) 60 days after the date of this Agreement unless another date, time or place is agreed to by the parties hereto. The date on which the Closing occurs is called the "Closing Date".

            2.4 Deliveries by Acquiror. At the Closing, Acquiror shall deliver to Seller the following:

            (a) an amount which, when added to the Deposit plus accrued interest thereon which is paid to Seller pursuant to the Escrow Agreement, will total the Purchase Price, in immediately available funds by wire transfer to Seller's account set forth in Section 2.4(a) of the Disclosure Schedule or such other account designated in writing by Seller not less than two Business Days prior to the Closing; and

            (b) the certificates and other documents to be delivered pursuant to Section 6.3.

            2.5 Deliveries by Seller. At the Closing, Seller shall deliver to Acquiror the following:

            (a) a certificate or certificates representing the Shares, registered in the name of Acquiror; and

            (b) the certificates and other documents to be delivered pursuant to Section 6.2.

            2.6 Adjustment to Purchase Price. (a) Within 60 days following the Closing Date, Seller shall, at its expense, prepare, or cause to be prepared, and deliver to Acquiror a statement (the "Closing Statement"), which shall set forth in reasonable detail the amount of Working Capital and Cash Equivalents as of the Closing Date. The line items included in the Closing Statement shall be prepared on a basis consistent with the line items contained in the Statement of Assets and Liabilities of the Snapple Business as of December 31, 1996 included in the Financial Statements; provided, however, that the trade accounts payable reflected on the Closing Statement shall, to the extent reasonably practicable, reflect the trade accounts



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payable directly attributable to the Snapple Business, consistent with past practice.

            (b) Acquiror shall have 30 days to review the Closing Statement and to inform Seller in writing of its disagreement (the "Objection") with the Closing Statement, if any. If Seller does not receive Acquiror's Objection within such 30-day period, the amount of Working Capital and Cash Equivalents set forth in the Closing Statement delivered pursuant to Section 2.6(a) shall be deemed to have been accepted by Acquiror and shall become binding upon Acquiror. If Acquiror does deliver Acquiror's Objection to Seller, Seller shall then have 30 days to review and respond to Acquiror's Objection. If Seller and Acquiror are unable to resolve all of their disagreements with respect to the determination of Working Capital and Cash Equivalents as of the Closing Date within 10 days following the completion of Seller's review of Acquiror's Objection, they may refer, at the option of either party, their differences to an internationally recognized firm of independent public accountants selected jointly by Seller and Acquiror, who shall, acting as experts and not as arbitrators, determine only with respect to the differences so submitted, whether and to what extent, if any, the amount of Working Capital and Cash Equivalents set forth in the Closing Statement requires adjustment. If Seller and Acquiror are unable to so select the independent public accountants within five days of either party requesting such referral, either Acquiror or Seller may thereafter request that the American Arbitration Association make such selection (the firm selected by Seller and Acquiror or by the American Arbitration Association is referred to as the "CPA Firm"). Seller and Acquiror shall direct the CPA Firm to use its best efforts to render its determination within 30 days. The CPA Firm's determination shall be conclusive and binding upon Seller and Acquiror. The fees and disbursements of the CPA Firm shall be shared equally by Seller and Acquiror. Seller and Acquiror shall make readily available to the CPA Firm all relevant books and records relating to the Closing Statement and all other items reasonably requested by the CPA Firm.

            (c) If the sum of the amount of Working Capital and Cash Equivalents as of the Closing Date determined in accordance with the procedures set forth in this Section 2.6 (the "Final Amount") is less than the sum of the amount of Working Capital and Cash Equivalents set forth in the Estimated Statement (the "Estimated Amount"), Seller shall,



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within 10 days following the determination of the Final Amount,  pay to Acquiror an amount in cash equal to such difference, and if the Final Amount is greater than the Estimated Amount, Acquiror shall, within such 10 days, pay to Seller an amount in cash equal to such difference.

            (d) The amount payable by Seller to Acquiror or from Acquiror to Seller, as the case may be, under this Section 2.6 shall bear interest at the Agreed Rate as in effect from time to time, computed from the Closing Date to the date of payment of such amount and shall be wire transferred to an account designated by Acquiror or Seller, as the case may be.


                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller, subject to Sections 3.18, 3.19 and 3.20, hereby represents and warrants to Acquiror as follows:

            3.1 Organization and Qualification. Seller and each Snapple Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own and operate its assets and properties and to carry on its business as currently conducted. Each Snapple Company is duly qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its assets and properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, as the case may be, would not have a Material Adverse Effect with respect to Snapple.

            3.2 Capitalization; Subsidiaries. (a) The authorized capital stock of Snapple consists of 1,000 shares of Common Stock, par value $1.00 per share, and 1,000,000 shares of Preferred Stock, par value $0.01 per share. The Shares constitute the only shares of capital stock of Snapple issued and outstanding. All of the Shares are duly authorized, validly issued, fully paid and nonassessable and are owned, of record and beneficially, by Seller, free and clear of all Encumbrances. Other than pursuant to this Agreement, there are no outstanding subscriptions, options, warrants, rights, puts, calls, commitments, or other contracts, arrangements or understandings issued by or



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binding upon any Snapple  Company  requiring or providing  for, and there are no outstanding debt or equity securities of any Snapple Company which upon the conversion, exchange or exercise thereof would require or provide for the issuance, transfer or sale by any Snapple Company of any new or additional equity interests in Snapple (or any other securities of Snapple which, with notice, lapse of time or payment of monies, are or would be convertible into or exercisable or exchangeable for equity interests in Snapple). Upon transfer of the Shares to Acquiror in accordance with the terms of Article II hereof, Acquiror will receive valid title to the Shares, free and clear of all Encumbrances.

            (b) Section 3.2(b) of the Disclosure Schedule sets forth the name of each Subsidiary of Seller which is a Snapple Company and, with respect to each such Snapple Company, the jurisdiction in which it is incorporated or organized and, if not a wholly-owned direct or indirect Subsidiary of Snapple, the percentage owned directly or indirectly by Snapple. All of the issued and outstanding shares of capital stock or equity interests of each Snapple Company owned either directly or indirectly by Snapple or by officers and directors of Snapple as nominees on behalf of any Snapple Company are duly authorized, validly issued, fully paid and nonassessable and are owned free and clear of all Encumbrances. Except as set forth in Section 3.2(b) of the Disclosure Schedule, there is no subscription, option, warrant, right, put, call, contract, agreement, commitment, understanding or arrangement to which any Snapple Company is a party with respect to the issuance, sale, delivery or transfer of capital stock or other equity interests of any Snapple Company.

            3.3 Corporate Authorization. Seller has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Seller. Seller has heretofore made available to Acquiror true, correct and complete copies of the certificate of incorporation and bylaws of each of the Snapple Companies.




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            3.4  Consents and  Approvals.  Except as set forth in Section 3.4 of
the  Disclosure  Schedule,   no  consent,   approval  or  authorization  of,  or
registration, declaration or filing with, any Governmental Authority is required by Seller or any Snapple Company in connection with the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated by this Agreement, except (i) for the filing of a premerger notification and report form by Seller under the Hart-Scott-Rodino
Antitrust Improvements Act of 1976, as amended ("HSR Act"), (ii) as may be required under any local, state or foreign antitrust statute, law, regulation or rule applicable to Acquiror, Seller or any Snapple Company ("Other Antitrust Regulations"), (iii) as may be required under any environmental, health,
employment  or  safety  law  or  regulation   pertaining  to  any  notification,
disclosure or required approval triggered by the transactions contemplated by this Agreement, (iv) as may be required under the laws of any foreign jurisdiction in which any Snapple Company or Acquiror conducts business or owns assets and (v) for such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, (x) have a Material Adverse Effect with respect to Snapple or (y) materially impair or delay the ability of Seller to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

            3.5 Non-Contravention. Except as set forth in Section 3.5 of the Disclosure Schedule, the execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of the Certificate of Incorporation or the By-laws of Seller or any Snapple Company, (ii) subject to obtaining the consents and approvals referred to in Section 3.5 of the Disclosure Schedule, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any material right or obligation of any of the Snapple Companies under, any material agreement, lease, contract, note, mortgage, indenture or other obligation of any of the Snapple Companies; or (iii) subject to the exceptions set forth in Section 3.4, violate, or result in a breach of or constitute a default under any Applicable Law or judgment, decree or order of any Governmental Authority to which Seller or any



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Snapple Company is subject,  other than, in the cases of clauses (ii) and (iii), any conflict, breach, termination, default, cancellation, acceleration, loss or violation that, individually or in the aggregate, would not have a Material Adverse Effect with respect to Snapple or materially impair or delay the ability of Seller to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

            3.6 Binding Effect. This Agreement constitutes a valid and legally binding obligation of Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            3.7 Financial Statements; Absence of Certain Changes. (a) Section 3.7(a) of the Disclosure Schedule contains (i) the Statement of Assets and Liabilities of the Snapple Business as of December 31, 1996 (the "Statement of Assets and Liabilities") and (ii) the Financial Summary-Direct Contribution of the Snapple Business for the year ended December 31, 1995 and the year ended December 31, 1996 (collectively, the "Financial Statements").

            (b) Except as noted in the Financial Statements or in the Notes thereto, or otherwise set forth in this Section 3.7(b) or in Section 3.7(b) of the Disclosure Schedule, the Financial Statements:

                    (i)   have been derived from the consolidated
      financial statements of Seller;

                    (ii) have been prepared in accordance with GAAP and Seller's internal accounting procedures, applied on a consistent basis for all periods presented and on a basis consistent with Seller's audited consolidated financial statements and unaudited interim financial statements; and

                 (iii) fairly present, in all material respects, the assets and liabilities of the Snapple Business to be transferred and assumed hereunder through the purchase of the Shares as of the date set forth therein and the direct contribution of the Snapple Business for the periods indicated.




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            (c) Except (i) as set forth in the  Financial  Statements  or in the
Notes thereto, (ii) as set forth in Section 3.7(c) of the Disclosure Schedule or in any other Section of the Disclosure Schedule, (iii) for liabilities and
obligations   incurred  in  the  ordinary   course  of  business  and  (iv)  for
indebtedness, obligations or liabilities addressed in any other representation or warranty set forth in this Article III (including items which need not be disclosed pursuant to the terms of such representations and warranties), as of the date hereof, to the Knowledge of Seller, the Snapple Companies do not have any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, would have a Material Adverse Effect with respect to Snapple.

            (d) Except as set forth in Section 3.7(d) of the Disclosure Schedule, since December 31, 1996, the Snapple Business has been conducted only in the ordinary course, and, as of the date hereof, there have not been any changes or developments that, individually or in the aggregate, would have a Material Adverse Effect with respect to Snapple.

            3.8 Litigation. Except as set forth in Section 3.8 of the Disclosure Schedule, as of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of Seller, threatened, against Seller or any Snapple Company that, individually or in the aggregate, would (i) have a Material Adverse Effect with respect to Snapple or (ii) materially impair or delay the ability of Seller to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement. Except as set forth in Section 3.8 of the Disclosure Schedule, as of the date hereof, there is no order, judgment, injunction or decree of any Governmental Authority outstanding against Seller or any of the Snapple Companies that, individually or in the aggregate, would have any effect referred to in the foregoing clauses (i) and (ii). Except as set forth in Section 3.8 of the Disclosure Schedule, (i) all notices required to have been given to any insurance company insuring against any Legal Proceeding have been timely and duly given, and (ii) no insurance company has asserted, orally or in writing, that such Legal Proceeding is not covered by the applicable policy relating to such Legal Proceeding other than where the failure to give such notice or the absence of such coverage would not have, individually or in the aggregate, a Material Adverse Effect with respect



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to Snapple.  Except as set forth in Section 3.8 of the Disclosure Schedule,  (i)
there are no product liability Legal Proceedings against or involving any of the Snapple Companies or any product manufactured, marketed or distributed at any time by or on behalf of any of the Snapple Companies, and (ii) no such Legal Proceeding has been settled, adjudicated or otherwise disposed of since December 31, 1996 other than such Legal Proceedings and such settlements, adjudications and dispositions thereof that, individually or in the aggregate, would not have a Material Adverse Effect with respect to Snapple. Except as set forth in
Section 3.8 of the Disclosure Schedule, there are no Legal Proceedings pending or, to the Knowledge of Seller, threatened that would give rise to any right of indemnification on the part of any director or officer of any of the Snapple Companies or the heirs, executors or administrators of such director or officer, against any of the Snapple Companies or any successor to the Snapple Business other than such Legal Proceedings that, individually or in the aggregate, would not have a Material Adverse Effect with respect to Snapple.

            3.9 Taxes. (a) Each Snapple Company, and each affiliated group (within the meaning of Section 1504 of the Code) of which any Snapple Company is a member, has timely filed all federal income Tax Returns and all other material Tax Returns required to be filed by it. All such Tax Returns are complete and correct in all material respects. Each of the Snapple Companies has paid (or Seller or a Subsidiary of Seller has paid on its behalf) all taxes shown due on such Tax Returns.

            (b) Except as disclosed on Section 3.9 of the Disclosure Schedule, no material deficiencies for any Taxes have been proposed, asserted or assessed against any of the Snapple Companies that have not been fully paid or adequately provided for in the appropriate Financial Statements, no requests for waivers of the time to assess any Taxes are pending, and no power of attorney with respect to any Taxes has been executed or filed with any taxing authority. No material issues relating to Taxes have been raised by the relevant taxing authority during any presently pending audit or examination.

            (c) No liens for Taxes exist with respect to any assets or properties of the Snapple Companies, except for statutory liens for Taxes not yet due.




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            (d) Except as disclosed in Section 3.9 of the  Disclosure  Schedule, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any federal income or material state, local or foreign Taxes or Tax Returns of any of the Snapple Companies and none of the Snapple Companies has received a written notice of any pending audit or proceeding.

            (e) None of the Snapple Companies has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by any of the Snapple Companies.

            (f) Except as set forth in Section 3.9 of the Disclosure Schedule, since December 6, 1994 and, to the Knowledge of Seller, at any time prior to December 6, 1994, none of the Snapple Companies or any of their present or former Affiliates has received a Tax Ruling or made or entered into a Tax Agreement, Consent or Election (foreign or domestic) that will have a continuing adverse effect after the Closing Date on any Snapple Company or any asset of any Snapple Company, and there are no applications or negotiations pending with respect to any of the foregoing. For purposes of the preceding sentence, the term "Tax Ruling" shall mean written rulings of a taxing authority relating to Taxes and the term "Tax Agreement, Consent or Election" shall mean a written agreement, consent or election relating to Taxes.

            (g) Except as set forth in Section 3.9 of the  Disclosure  Schedule, none of the Snapple Companies is a party to, or bound by, or has any obligation under any Tax indemnity, sharing, allocation, or similar agreement or arrangement, express or implied, other than the provisions of this Agreement.

            (h) The Snapple Companies are for federal, state and local income tax purposes amortizing over 15 years under Section 197 of the Code, the acquired deductible intangibles using the bases set forth in Annex 1, Attachment L of Section 3.7(a) of the Disclosure Schedule. No taxing authority has at any time proposed or asserted that any such asset or group of assets is not properly amortizable.




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            (i) Seller has made  available  to  Acquiror  complete  and  correct copies of all federal and all material foreign and state income Tax Returns for taxable periods December 7, 1994 to June 30, 1995 and July 1, 1995 to December 31, 1995 that have been filed by or with respect to each of the Snapple Companies.

            3.10 Employee Benefits. (a) Section 3.10(a) of the Disclosure Schedule sets forth a complete and correct list of all material Employee Benefit Plans in the United States and all material Employee Arrangements in the United States.

            (b) With respect to each material Employee Benefit Plan and each material Employee Arrangement referred to above, a complete and correct copy of each of the following documents (if applicable) has been provided or made available to Acquiror: (i) the most recent plan document or agreement and all amendments thereto; and (ii) the most recent summary plan description and all related summaries of material modifications.

            (c) Except as set forth in Section 3.10(c) of the Disclosure Schedule, none of the Snapple Employee Benefit Plans is subject to Section 4063, 4064 or 4202 of ERISA.

            (d) The Snapple Employee Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code, respectively, have been determined by the IRS to qualify under such sections, as amended by the Tax Reform Act of 1986.

            (e) All contributions required to have been made by Snapple or Seller under any Snapple Employee Benefit Plan or any Applicable Law to any trusts established thereunder or in connection therewith have been made by the due date therefor (including any valid extensions).

            (f) The Snapple Employee Benefit Plans and Snapple Employee Arrangements have been maintained, in all material respects, in accordance with their terms and, to Seller's knowledge, Applicable Laws, including, but not limited to, the filing of applicable reports, documents and notices regarding any Snapple Employee Benefit Plans with the Secretary of Labor and the Secretary of the Treasury, or the furnishing of such documents to participants in the Snapple Employee Benefit Plans, except where any failure to



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comply would not,  individually  or in the  aggregate,  have a Material  Adverse
Effect with respect to Snapple.

            3.11 Compliance with Laws. Except as set forth in Section 3.11 of the Disclosure Schedule, to the Knowledge of Seller, each of the Snapple Companies is in compliance with all Applicable Laws, except where the failure to so comply, individually or in the aggregate, would not have a Material Adverse Effect with respect to Snapple, and the Snapple Companies have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, Governmental Authorities that are required in order for the Snapple Companies to conduct the Snapple Business as presently conducted, except for such permits, licenses, certificates, orders, approvals, filings, applications and registrations, the failure to have or make would not, individually or in the aggregate, have a Material Adverse Effect with respect to Snapple; it being understood that nothing in this representation is intended to address any matters which are the subject of the representation or warranty set forth in Section 3.16.

            3.12 Intellectual Property. Section 3.12 of the Disclosure Schedule sets forth a list and description (including the country of registration) of all material trademarks, trade names, service marks, copyrights and patents owned or licensed by any of the Snapple Companies and all material patent applications of any of the Snapple Companies. Except as set forth in Section 3.12 of the Disclosure Schedule, the Snapple Companies own or possess licenses or other rights to use all patents, trademarks, trade names, service marks, copyrights, licenses and product licenses or registrations (including applications for any of the foregoing) as are necessary to conduct the Snapple Business as currently conducted, except those the lack of which would not, individually or in the aggregate, have a Material Adverse Effect with respect to Snapple; and none of Seller or any of the Snapple Companies has any Knowledge of any conflict with the proprietary intellectual property rights relating to the Snapple Business or any Knowledge of any conflict by Seller or any of the Snapple Companies with the rights of others therein which, individually or in the aggregate, would have a Material Adverse Effect with respect to Snapple.

            3.13 Contracts. Section 3.13 of the Disclosure Schedule sets forth a list, as of the date hereof, of each



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material  written contract and lease and each material oral contract or lease as to which Seller has Knowledge and to which any of the Snapple Companies is a party ("Contract") (other than (i) any purchase or sale orders arising in the ordinary course of business, (ii) any Contract involving the payment of less than $1,000,000 in the aggregate and (iii) any Contract listed in any other Section of the Disclosure Schedule). Except as set forth in Section 3.13 of the Disclosure Schedule, each Contract set forth in Section 3.13 of the Disclosure
Schedule is a valid and binding agreement of the Snapple Company which is a party thereto and, to the Knowledge of Seller, is in full force and effect. Except as set forth in Section 3.13 of the Disclosure Schedule, Seller has no Knowledge of any material default under any Contract set forth in Section 3.13 of the Disclosure Schedule which default has not been cured or waived and which default would have a Material Adverse Effect with respect to Snapple.

            3.14 Brokers. Except for Goldman, Sachs & Co., whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or the Snapple Companies who might be entitled to any fee or commission from Seller or the Snapple Companies in connection with the transactions contemplated by this Agreement.

            3.15 Title to Properties. Each of the Snapple Companies has good and valid title to all of the material tangible assets and properties which it owns and which are reflected on the Statement of Assets and Liabilities (except for assets and properties sold, consumed or otherwise disposed of by the Snapple Companies in the ordinary course of business since the date of the Statement of Assets and Liabilities), and such tangible assets and properties are owned free and clear of all Encumbrances, except for (a) Encumbrances listed in Section
3.15 of the Disclosure Schedule, (b) liens for current Taxes not yet due and payable or for Taxes the validity of which is being contested in good faith, (c) Encumbrances to secure indebtedness reflected on the Statement of Assets and Liabilities or indebtedness incurred in the ordinary course of business consistent with past practice after the date thereof, (d) mechanic's liens, materialmen's liens and other Encumbrances which have arisen in the ordinary course of business and (e) Encumbrances which, in the aggregate, would not have a Material Adverse Effect with respect to Snapple



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or  materially  adversely  interfere  with the use of such  material  assets and properties as they are presently being used.

            3.16 Environmental Matters. (a) Except as set forth in Section 3.16 of the Disclosure Schedule, to the Knowledge of Seller, the Snapple Companies are in compliance with all applicable Environmental Laws, except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect with respect to Snapple.

            (b) Except as set forth in Section 3.16 of the Disclosure Schedule, to the Knowledge of Seller, none of the Snapple Companies has received any written request for information, or has been notified that it is a potentially responsible party, under CERCLA or any similar state law with respect to any on-site or off-site location for which liability is currently being asserted.

            (c) Except as set forth in Section 3.16 of the Disclosure Schedule, there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, proceedings or investigations pending or, to the knowledge of Seller, threatened, relating to compliance by the Snapple Companies with any Environmental Law that, individually or in the aggregate, would have a Material Adverse Effect with respect to Snapple.

            3.17 Labor Relations. Except as set forth in Section 3.17 of the Disclosure Schedule, none of the Snapple Companies is a party to any collective bargaining agreements. Except as set forth in Section 3.17 of the Disclosure Schedule, there is no unfair labor practice complaint or other proceeding against any of the Snapple Companies pending before the National Labor Relations Board which, if adversely decided, would have a Material Adverse Effect with respect to Snapple, and there is no labor strike pending or threatened against any Snapple Company which would have a Material Adverse Effect with respect to Snapple.

            3.18 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller.




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            3.19 Disclosure Schedule. On or prior to the date hereof, Seller has delivered to Acquiror a schedule (as the same may be amended or supplemented pursuant to this Section 3.19, the "Disclosure Schedule") setting forth, among other things, items of disclosure relating to any or all of the representations and warranties of Seller; provided, that (i) no such item is required to be set forth in the Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.20, and
(ii) the mere inclusion of an item in the Disclosure Schedule shall not be deemed an admission by Seller that such item represents a material exception or fact, event or circumstance or that such item would result in a Material Adverse Effect with respect to Snapple. Seller may, by notice in accordance with this Agreement, amend or supplement any Section of the Disclosure Schedule to include any matters (x) which, if existing or occurring before or at the date of this Agreement, would have caused any representation or warranty of the Seller to be untrue or incorrect if not set forth or described in the Disclosure Schedule, and (y) hereafter arising prior to the Closing which, if existing or occurring before or at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule, it being hereby agreed and understood that any such amendment or supplement to any Section of the Disclosure Schedule shall not operate to cure any prior breach by Seller, under the standard established by Section 3.20, of any representation or warranty to which such amended or supplemented schedule relates. In no event shall Seller have any liability by virtue of its failure to disclose in response to any Section of this Agreement information which is disclosed herein in response to another Section of this Agreement.

            3.20 Standard.  No representation or warranty of Seller contained in
Article III hereof shall be deemed untrue or incorrect, and Seller shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any Section of Article III, has had or would have a Material Adverse Effect with respect to Snapple.



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



                               ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF ACQUIROR

            Acquiror hereby represents and warrants to Seller as follows:

            4.1 Organization and Qualification. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own and operate its assets and properties and to carry on its business as currently conducted. Acquiror is duly qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its assets and properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, as the case may be, would not have a Material Adverse Effect with respect to Acquiror.

            4.2 Corporate Authorization. Acquiror has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Acquiror of this Agreement and the consummation by Acquiror of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Acquiror.

            4.3 Consents and Approvals. Except as set forth in Section 4.3 of the Disclosure Schedule, no consent, approval or authorization of, or registration, declaration or filing with, any Governmental Authority is required by Acquiror in connection with the execution, delivery and performance by Acquiror of this Agreement and the consummation by Acquiror of the transactions contemplated by this Agreement, except (i) for the filing of a premerger notification and report form by Acquiror under the HSR Act, (ii) as may be required under any Other Antitrust Regulations, (iii) as may be required under any environmental, health, employment or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the transactions contemplated by this Agreement, (iv) as may be required under the laws of any foreign jurisdiction in which Acquiror or any Snapple Company conducts business or owns assets and (v) for such other consents, approvals, orders, authorizations,



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




registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, (x) have a Material Adverse Effect with respect to Acquiror or (y) materially impair or delay the ability of Acquiror to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

            4.4 Non-Contravention. The execution, delivery and performance by Acquiror of this Agreement, and the consummation by Acquiror of the transactions contemplated hereby, do not and will not (i) violate any provision of the Certificate of Incorporation or the By-laws of Acquiror; (ii) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any material right or obligation of Acquiror or any of its Subsidiaries under, any material agreement, lease, contract, note, mortgage, indenture or other obligation of Acquiror or its Subsidiaries; or
(iii) subject to the exceptions set forth in Section 4.3, violate, or result in a breach of or constitute a default under any Applicable Law or judgment, decree or order of any Governmental Authority to which Acquiror or any of its Subsidiaries is subject, other than, in the case of clauses (ii) and (iii), any conflict, breach, termination, default, cancellation, acceleration, loss or violation which, individually or in the aggregate, would not have a Material Adverse Effect with respect to Acquiror or materially impair or delay the ability of Acquiror to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

            4.5 Binding Effect. This Agreement constitutes a valid and legally binding obligation of Acquiror enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            4.6 Brokers. Except for Morgan Stanley & Co., Incorporated and Salomon Brothers Inc, whose fees will be paid by Acquiror, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Acquiror or any Subsidiary of Acquiror who might be entitled to any fee or commission



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



from Acquiror in connection with the transactions contemplated by this Agreement.

            4.7 Purchase for Investment. Acquiror is acquiring the Shares for investment and not with a view toward, or for the purpose of, the resale or distribution thereof. Acquiror acknowledges that the sale of the Shares hereunder has not been registered under the Securities Act and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, pursuant to an exemption therefrom or in a transaction not subject thereto. Acquiror has no knowledge that any representation or warranty of Seller contained in Article III is not true and correct in all material respects.

            4.8 Financial Capability. Acquiror will have on the Closing Date sufficient funds to purchase the Shares and consummate the transactions contemplated by this Agreement. As of the date hereof, Acquiror has cash and cash equivalents of approximately $195,000,000 (the "Cash").

            4.9  No  Other   Representations  or  Warranties.   Except  for  the
representations and warranties contained in this Article IV, neither Acquiror nor any other Person makes any other express or implied representation or warranty on behalf of Acquiror.


                                    ARTICLE V

                                    COVENANTS

            5.1 Conduct of Snapple Business. Except as otherwise contemplated by this Agreement or as set forth in Section 5.1 of the Disclosure Schedule or in any other Section of the Disclosure Schedule, during the period from the date hereof to the Closing, Seller shall, and shall cause the Snapple Companies to, taking into account any matters that may arise that are attributable to the pendency of the transactions contemplated by this Agreement, conduct the Snapple Business only in the ordinary course. In addition, from and after the date hereof to the Closing Date, except as otherwise provided in this Agreement or as otherwise contemplated hereby or as set forth in Section 5.1 of the Disclosure Schedule or in any other Section of the Disclosure Schedule, Seller shall not permit any Snapple



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Company to, without the prior written  consent of Acquiror  (which consent shall not be unreasonably withheld):

                    (i) amend its Certificate of Incorporation, By-Laws or other comparable charter or organizational documents or merge with or into or consolidate with any other person;

                    (ii) issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of, any shares of, or securities convertible or exchangeable for, or options, puts, warrants, calls, commitments or rights of any kind to acquire, any of its capital stock or subdivide or in any way reclassify any shares of its capital stock or change or agree to change in any manner the rights of its outstanding capital stock;

                 (iii) except as may be required by agreements or arrangements disclosed in the Disclosure Schedule, grant any severance or termination pay to, or enter into, extend or amend any employment, consulting, severance or other compensation agreement with, any of its directors, officers or other employees whose annual base salary is in excess of $200,000 which would bind any Snapple Company from and after the Closing Date;

                    (iv) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any properties or assets material to the Snapple Business having a fair market value in excess of $2 million individually or $10 million in the aggregate;

                    (v)   terminate any distributor or co-packer relationship;

                    (vi) enter into any material contract or other arrangement with any new co-packer with a term of more than three months;

                    (vii) enter into any material distribution agreement with respect to the Snapple Business, other than those agreements which have been delivered to distributors prior to the date hereof, but not yet mutually executed, as described in Section 3.13 of the Disclosure Schedule;




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                    (viii)  implement any change in its  accounting  principles, practices or methods, other than as may be required by GAAP and other than as may be necessary or advisable in connection with the transactions contemplated hereby; or

                 (ix) authorize any of, or commit or agree to take any of, the actions referred to in paragraphs (i) through (viii) above.

            5.2 Access. Prior to the Closing, Seller shall, and shall cause the Snapple Companies to, permit Acquiror and its officers, employees, accountants, counsel, financial advisors and other representatives to have reasonable access, during normal business hours and upon reasonable advance notice, to the properties, books, records, accountants (subject to their availability) and personnel of Seller and its Affiliates relating to the Snapple Business, and shall furnish, or cause to be furnished, to Acquiror, all other information concerning the Snapple Business or the Snapple Companies that is available as Acquiror may reasonably request. In connection with such access, Acquiror's representatives shall cooperate with Seller's and Snapple's representatives and shall use their reasonable best efforts to minimize any disruption of the Snapple Business. Acquiror agrees to abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to it or its representatives pursuant to this Section 5.2.

            5.3  Reasonable  Best  Efforts.  Upon the terms and  subject  to the conditions set forth in this Agreement, Seller and Acquiror shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings with, and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority,
(ii) the obtaining of all necessary consents, approvals or waivers from third parties (including, without limitation, any necessary consents for the assignment to Acquiror of the contracts and arrangements



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referenced in the Assignment and Assumption  Agreement),  (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided, however, that, notwithstanding the foregoing, the actions of Seller and Acquiror with respect to filings, approvals and other matters pursuant to the HSR Act and Other Antitrust Regulations shall be governed by Section 5.4. To the extent that any contract, permit or other arrangement that the parties intend to assign, as specified herein and in the Assignment and Assumption Agreement (hereinafter, collectively the "Assigned Contracts"), is not capable of being assigned or transferred without the consent or waiver of the other party thereto or any other third party (including a government or governmental unit), or if such assignment or transfer or attempted assignment or transfer would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, this Agreement shall not constitute an assignment or transfer thereof, or an attempted assignment or transfer of any such Assigned Contracts until such time as such consent or waiver is obtained. Anything in this Agreement to the contrary notwithstanding, Seller is not obligated to transfer to Acquiror any of its rights and obligations in and to any of the Assigned Contracts without first having obtained all necessary consents and waivers. Prior to the Closing Date, Seller shall use its reasonable best efforts to obtain consents to the assignment of the Assigned Contracts, provided, however, that Seller shall not, without Acquiror's consent (which shall not be unreasonably withheld), agree to any modification of any such Assigned Contracts in the course of obtaining any such consents or waivers. Prior to and for a reasonable period of time after the Closing Date, Seller shall cooperate with Acquiror to assist Acquiror in obtaining any other consents and waivers under any Assigned Contract which are reasonably requested by Acquiror. If any such consent or waiver cannot be
obtained,   Seller  and  Acquiror   will   cooperate  to  implement   reasonable
arrangements resulting in Acquiror obtaining the benefits and privileges of the relevant Assigned Contract (including without limitation enforcement for the benefit of Acquiror of any



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and all rights of Seller  against a third party or otherwise)  while  protecting
Seller from continuing liabilities or obligations thereunder.

            5.4 Antitrust Notification. (a) Seller and Acquiror shall, as promptly as practicable, but in no event later than 10 Business Days following the execution and delivery of this Agreement, file with (i) the FTC and the DOJ, the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act and (ii) any other applicable Governmental Authority all filings, reports, information and documentation required for the transactions contemplated hereby pursuant to Other Antitrust Regulations. Each of Seller and Acquiror shall furnish to each other's counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and Other Antitrust Regulations.

            (b) Each of Seller and Acquiror shall use its best efforts to obtain any clearance required under the HSR Act and Other Antitrust Regulations for the consummation of the transactions contemplated by this Agreement and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and other Governmental Authorities and shall comply promptly with any such inquiry or request.

            (c) Each of Seller and Acquiror shall use its best efforts to take any action reasonably necessary to vigorously defend, lift, mitigate and rescind the effect of any litigation or administrative proceeding adversely affecting this Agreement or the transactions contemplated hereby, including, without limitation, promptly appealing any adverse court or administrative order or injunction.

            5.5 Supplemental Disclosure. Seller shall confer on a regular and frequent basis with Acquiror, report on operational matters and promptly notify Acquiror of, and furnish Acquiror with, any information it may reasonably request with respect to, any event or condition or the existence of any fact that would cause any of the conditions to Acquiror's obligation to consummate the transactions contemplated by this Agreement not to be completed, and Acquiror shall promptly notify Seller of, and furnish Seller



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with any  information  it may  reasonably  request with respect to, any event or condition or the existence of any fact that would cause any of the conditions to
Seller's  obligation  to  consummate  the  transactions   contemplated  by  this
Agreement not to be completed. Prior to the Closing, Seller shall deliver to Acquiror within 21 days of the end of each month monthly financial statements of the Snapple Business, which monthly financial statements are prepared in the ordinary course of business, on a basis consistent with the direct contribution and invested capital statements previously delivered.

            5.6 Further Assurances. (a) At any time after the Closing Date, Seller, on the one hand, and Acquiror, on the other hand, shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Acquiror or Seller, as the case may be, and necessary for it to satisfy its respective obligations hereunder or obtain the benefits contemplated hereby.

            (b) In the event that, subsequent to the Closing Date, Acquiror shall receive written notice from Seller that certain specified assets which were transferred to Acquiror through the sale of the Shares constitute assets which were used predominantly in the Seller's non-Snapple Business prior to the Closing Date, Acquiror shall transfer and deliver any and all of such assets to Seller without the payment by Seller of any consideration therefor, subject to all liabilities relating thereto, environmental or otherwise, that were in effect when such assets were transferred to Acquiror, shall execute such instruments of conveyance and transfer, assignments, bills of sale and other documents as may be reasonably requested by Seller in connection therewith and shall cooperate with Seller in causing the transfer of such assets to occur in a manner to appropriately minimize the payment of Taxes. In addition, any transfer of assets pursuant to this Section 5.6(b) shall be treated as if such assets were distributed as a dividend by Snapple to Seller on the day immediately preceeding the Closing Date.

            5.7 Announcements. Prior to the Closing, neither Seller nor Acquiror will issue any press release or otherwise make any public statement with respect to this Agreement and any of the transactions contemplated hereby without the prior consent of the other (which consent shall not be unreasonably withheld), except as expressly permitted by and in accordance with the terms of the Confidentiality



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Agreement.  The parties  agree that the initial  press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

            5.8 Employee Matters. (a) Section 5.8(a) of the Disclosure Schedule sets forth a complete and correct list of all Employee Benefit Plans or portions thereof which Acquiror hereby covenants and agrees that the Snapple Companies or Acquiror will assume and be liable for with respect to any employee or former employee of the Snapple Companies or the Snapple Business after the Closing Date (the "Snapple Employee Benefit Plans"). Section 5.8(a) of the Disclosure Schedule also sets forth a complete and correct list of all Employee Arrangements or portions thereof which Acquiror hereby covenants and agrees that the Snapple Companies or Acquiror will assume and be liable for with respect to any employee or former employee of the Snapple Companies or the Snapple Business after the Closing Date (the "Snapple Employee Arrangements"). Effective as of the Closing Date, Snapple Employees (as hereinafter defined in Section 5.8(b)) will cease participation in all Employee Benefit Plans and all Employee Arrangements other than the Snapple Employee Benefit Plans and the Snapple Employee Arrangements. Snapple Employees will be treated as 100% vested in their accrued benefits under any such Employee Benefit Plan constituting a qualified pension plan under Section 401(a) of the Code.

            (b) Prior to the Closing, Seller shall cause the employees listed in
Section 5.8(b) of the Disclosure Schedule to become employees of Snapple or another applicable Snapple Company (to the extent that such employees are not employees of Snapple or another applicable Snapple Company as of the date hereof). All such employees, any other employees in the Snapple division working exclusively on the Snapple Business, and any other employees that are hired by a Snapple Company between the date hereof and the Closing Date, are hereinafter collectively referred to as the "Snapple Employees". The parties agree that all Snapple Employees will remain employees of a Snapple Company immediately following the Closing. Notwithstanding the foregoing, the term "Snapple Employees" shall not include employees who as of the Closing Date are "disabled" (within the meaning of the long-term disability plans applicable to the Snapple Companies), former employees and retired employees of the Snapple Companies.




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            (c) No  provision of this  Agreement  shall be construed to prohibit the Snapple Companies or any Affiliate thereof from having the right to terminate the employment of any Snapple Employee, with or without cause, or to amend or to terminate any Snapple Employee Benefit Plans or Snapple Employee Arrangements established, maintained or contributed to by the Snapple Companies, Acquiror or their Affiliates after the Closing.

            (d) Service by Snapple Employees with the Snapple Companies or any of their Affiliates shall be recognized under any benefit plan or arrangement established, maintained or contributed to by Acquiror, the Snapple Companies, or any of their Affiliates after the Closing for the benefit of any Snapple Employee solely for purposes of eligibility to participate and vesting, and for accrual under any severance plan, but in no event shall such service be taken into account in determining the accrual of benefits under a defined benefit plan. Acquiror shall indemnify Seller for any claim by Snapple Employees that they are entitled to severance or similar payments as a result of the transactions contemplated by this Agreement or any act of Acquiror following the Closing; provided, that to the extent any such claim arises under any arrangement, agreement or plan maintained by Seller or any of its Affiliates, such arrangement, agreement or plan shall have been disclosed to Acquiror prior to the date of this Agreement.

            (e) Prior to the Closing Seller shall take all action necessary to assume all liabilities of the Snapple Companies arising under, in connection with or relating to, any Employee Benefit Plan, other than any Snapple Employee Benefit Plan or any Snapple Employee Arrangement, and all liabilities arising under, in connection with or relating to all Snapple Employee Benefit Plans and Snapple Employee Arrangements shall be assumed and paid by Acquiror.

            (f) Following the Closing, the Snapple Employees shall have substantially the same compensation, benefits and severance as provided for similarly situated employees of Acquiror's Mistic business. It is understood that Acquiror is not required to maintain any of the benefit plans and arrangements listed in the Disclosure Schedule.

            (g) Seller and Acquiror agree to cooperate to carry out the duties and responsibilities contained in this Section 5.8. In addition, Seller agrees to make available to Acquiror such information as Acquiror may reasonably



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request  to  facilitate  the  determination  of (i) the period of service of any
Snapple Employee with the Snapple Companies or any of their Affiliates prior to the Closing Date, (ii) individual service accruals and salary histories of Snapple Employees and (iii) such other information as Acquiror may reasonably request to carry out the provisions of this Section 5.8.

            5.9 Preservation of Records. Subject to Section 8.4, Acquiror agrees that it shall, at its own expense, preserve and keep the records held by it relating to the Snapple Business that could reasonably be required after the Closing by Seller for as long as is specified for such categories of records in Seller's document retention program in effect on the Closing Date (a copy of which has been provided to Acquiror). In addition, Acquiror shall make such records available to Seller as may be reasonably required by Seller in connection with, among other things, any insurance claim, legal proceeding or governmental investigation relating to the Snapple Business.

            5.10 Other Agreements. Each of Seller and Acquiror agrees that it shall (and, with respect to clauses (ii) through (vii) below, shall cause Snapple to), on or prior to the Closing, enter into (i) a Transition Services Agreement, substantially in the form of Exhibit A hereto (the "Transition Services Agreement"), with respect to shared arrangements between any Snapple Company, on the one hand, and Seller or any of its other Subsidiaries, on the other hand, (ii) a Patent License Agreement, substantially in the form of Exhibit B hereto (the "Patent License Agreement"), with respect to the licensing of certain patents, (iii) a Shared Technology License Agreement, substantially in the form of Exhibit C hereto (the "Shared Technology License Agreement"), with respect to the cross-licensing of shared technology, (iv) an Assignment and Delegation Agreement Regarding Services of Beverage America, Inc. d/b/a Brooks Pro-Pak, substantially in the form of Exhibit D hereto (the "Brooks Agreement"),
(v) an Assignment and Delegation Agreement Regarding Services of Power Packaging, Inc., substantially in the form of Exhibit E hereto (the "Power Packaging Agreement"), provided, however, that if for any reason prior to the Closing Date Stokely-Van Camp, Inc. ("SVC"), Snapple and Power Packaging, Inc. do not enter into an amended Manufacturing Agreement, substantially in the form of the January 1997 draft previously provided to Acquiror, with respect to the Tolleson facility, then Seller, Snapple and Acquiror shall enter into an agreement



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with respect to SVC's and Snapple's  rights and  obligations  under the existing
Facility Construction and Manufacturing Agreement dated as of November 30, 1993 between Snapple and Power Packaging, Inc. that is substantially similar in effect to the Power Packaging Agreement and (vi) an Assignment and Assumption Agreement, substantially in the form of Exhibit F hereto (the "Assignment and Assumption Agreement").

            5.11 Financial Statements. Seller shall, at Acquiror's expense, (i) within 90 days following the date of this Agreement, deliver to Acquiror audited financial statements for the Snapple Companies for the years ended December 31, 1996, December 31, 1995 and December 31, 1994, such audited financial statements to present the consolidated balance sheets of the Snapple Companies as of such dates and the related consolidated statements of operations and cash flows and related footnotes for each of such years (collectively, the "Audited Financial Statements") and (ii) within 90 days following the date on which Seller receives written notice from Acquiror that Acquiror is required to include such interim financial information in a specific filing with the United States Securities and Exchange Commission, unaudited financial statements for the Snapple Companies for the quarters ended March 31, 1996 and March 31, 1997, such unaudited financial statements to present the consolidated balance sheets of the Snapple Companies as of such dates and the related consolidated statement of operations and cash flows and related footnotes each for such period. In addition, if Acquiror proposes to engage in a transaction or filing regarding any of the Snapple Companies that requires the creation of pro forma or historical financial statements for any of the Snapple Companies, individually or in some combination (including any filing with the United States Securities and Exchange Commission that requires financial statements for any of the Snapple Companies prepared in accordance with Regulation S-X), for any period of time prior to the Closing Date, Seller shall permit Acquiror and its officers, employees, accountants, counsel, financial advisors and other representatives, to have reasonable access, during normal business hours and upon reasonable advance notice, to the properties, books and records of Seller and its Affiliates relating to the Snapple Business solely for such purpose.

            5.12 Related Party Payments. Except as otherwise provided in this Agreement and the other agreements and documents contemplated hereby, all liabilities and obliga-



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



tions of the Snapple Companies to Seller and its Affiliates shall be paid or otherwise settled on or prior to the Closing.

            5.13 Continental PET. Seller shall use commercially reasonable efforts to provide, in connection with products co-packed by Seller, the remaining calendar 1997 requirements, and 1998 and 1999 requirements (as described and limited in the Brooks Agreement and the Power Packaging Agreement), of Snapple for 20 oz. bottles that are produced for Seller pursuant to any contract with Continental PET Technologies, Inc. and co-packed at Seller's Tolleson facility or at the Brooks Pro-Pak facility at a cost equal to that charged to Seller by Continental PET Technologies, Inc.

            5.14 Payment of Proceeds. Acquiror agrees to cause Snapple to pay to Seller, immediately upon receipt, any proceeds paid to Snapple in connection with the settlement of the Snapple Beverage Corp. v. Sterling & Sterling Litigation (E.D.N.Y.). Any payments made under this Section 5.14 shall be net of any Taxes payable with respect to the receipt or accrual of any such proceeds after the Closing (taking into account any actual reduction in Tax liability after the Closing realized or that will be realized upon the payments pursuant to this Section 5.14).

            5.15 Insurance. (a) Seller and Acquiror agree that Casualty Insurance Claims relating to the Snapple Business (including reported claims and including incurred but not reported claims) will remain with the Snapple Companies immediately following the Closing. For purposes hereof, "Casualty Insurance Claims" shall mean workers' compensation, auto liability, general liability and products liability claims. The Casualty Insurance Claims are subject to the provisions of policies of insurance with insurance carriers and contractual arrangements with insurance adjusters maintained by Seller prior to the Closing (collectively, the "Insurance Policies"). With respect to the Casualty Insurance Claims, the following procedures shall apply: (i) Seller shall continue to administer, adjust, settle and pay, on behalf of Snapple, all Casualty Insurance Claims with dates of occurrence prior to the date of Closing; provided, that Seller will obtain the consent of Acquiror prior to adjusting, settling or paying any Casualty Insurance Claim of an amount greater than $50,000; and (ii) Seller shall invoice Snapple at the end of each month for Casualty Insurance Claims paid on behalf of Snapple by the



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Seller or Seller's  insurance company or insurance  adjuster during the previous month. Acquiror shall cause Snapple to pay the Seller within 15 days of the date of each monthly invoice. In the event that Snapple does not pay Seller within 15 days of such invoice, interest at the rate of 10% per annum shall accrue on the amount of such invoice. Casualty Insurance Claims to be paid by Snapple hereunder shall include all costs necessary to settle claims including, but not limited to, compensatory, medical, legal and other allocated expenses. In the event that any Casualty Insurance Claim exceeds a deductible or self-insured retention under the Insurance Policies, and provided that Snapple shall have properly paid any costs related to such Casualty Insurance Claim, Snapple shall be entitled to the benefit of any insurance proceeds that may be available to discharge any portion of such Casualty Insurance Claim.

                    (b) Seller makes no representation or warranty with respect to the existence, applicability, validity or adequacy of any Insurance Policy, and Seller shall not be responsible to Acquiror or any of its Affiliates for the failure of any insurer to pay under any such Insurance Policy.

                    (c) Nothing in this Agreement is intended to provide or shall be construed as providing a benefit or release to any insurer or claims service organization of any obligation under any Insurance Policy. Seller and Acquiror confirm that the sole intention of this Section 5.15 is to divide and allocate the benefits and obligations under the Insurance Policies between them as of the Closing Date and not to affect, enhance or diminish the rights and obligations of any insurer or claims service organization thereunder. Nothing herein shall be construed as creating or permitting any insurer or claims service organization the right of subrogation against Seller or Acquiror or any of their Affiliates in respect of payments made by one to the other under any Insurance Policy.


                               ARTICLE VI

                              CONDITIONS TO CLOSING

            6.1 Conditions to the Obligations of Acquiror and Seller. The respective obligation of each party to effect the Closing is subject to the satisfaction or waiver



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(to the extent  permitted under Applicable Laws) on or prior to the Closing Date of the following conditions:

            (a) No Injunctions or Restraints. No statute, rule, regulation, decree, preliminary or permanent injunction, temporary restraining order or other order of any nature of any U.S. federal or state Governmental Authority shall be in effect that restrains, prevents or materially changes the transactions contemplated hereby; provided, however, that in the case of a decree, injunction or other order, each of the parties shall have used its best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order.

            (b) Updating. If Seller has, in accordance with Section 3.19 of this Agreement, amended or supplemented any Section of the Disclosure Schedule, the matters included in such amendments or supplements shall not, individually or in the aggregate, have a Material Adverse Effect with respect to Snapple.

            (c) HSR Act. The applicable waiting periods under the HSR Act shall have expired or been terminated.

            6.2 Conditions to the Obligations of Acquiror. The obligation of Acquiror to effect the Closing is further subject to the satisfaction of the following conditions, any or all of which may be waived on or prior to the Closing Date in whole or in part by Acquiror:

            (a) Representations and Warranties. The representations and warranties of Seller made hereunder shall be true and correct, subject to the standard set forth in Section 3.20, at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is expressly made as of a specified date, in which case such representation or warranty shall be true and correct, subject to the standard set forth in Section 3.20, only as of such date. Acquiror shall have received a certificate to that effect dated the Closing Date and signed on behalf of Seller by an authorized officer of Seller.

            (b) Agreements. Seller shall have performed in all material respects all of its material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Acquiror shall have received



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a  certificate  to that effect  dated the  Closing  Date and signed on behalf of
Seller by an authorized officer of Seller.

            (c) Legal Opinion. Acquiror shall have received the opinion of Seller's in-house counsel, dated as of the Closing Date, addressed to Acquiror substantially to the effect set forth in Exhibit G hereto.

            6.3 Conditions to the Obligations of Seller. The obligation of Seller to effect the Closing is further subject to the satisfaction of the following conditions, any or all of which may be waived on or prior to the Closing Date in whole or in part by Seller:

            (a) Representations and Warranties. The representations and warranties of Acquiror made hereunder shall be true and correct in all material respects, at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is expressly made as of a specified date, in which case such representation or warranty shall be true and correct in all material respects, only as of such date. Seller shall have received a certificate to that effect dated the Closing Date and signed on behalf of Acquiror by an authorized officer of Acquiror.

            (b) Agreements. Acquiror shall have performed in all material respects all of its material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate to that effect dated the Closing Date and signed on behalf of Acquiror by an authorized officer of Acquiror.

            (c) Legal Opinion. Seller shall have received the opinion of Acquiror's counsel, dated as of the Closing Date, addressed to Seller substantially to the effect set forth in Exhibit H hereto.


                                   ARTICLE VII

                        SURVIVAL; GENERAL INDEMNIFICATION

            7.1 Survival. All of the representations and warranties of Seller and Acquiror contained in this Agreement (other than in Section 3.9) and all claims and causes of action with respect thereto shall terminate upon the



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first   anniversary  of  the  Closing  Date  and  notices  of  such  claims  for indemnification under Section 7.2 or 7.3(a) shall be given within such one-year period. In the event notice of such claim for indemnification under Section 7.2 or Section 7.3(a) is given (within the meaning of Section 10.5) within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved.

            7.2 Indemnification by Acquiror. Subject to Section 7.1 and except as otherwise provided in Article VIII, Acquiror hereby agrees that it shall indemnify, defend and hold harmless Seller and, if applicable, its directors, officers, employees, representatives, advisors, agents and Affiliates (the "Seller Indemnified Parties") from, against and in respect of any and all damages, claims, losses, charges, actions, suits, proceedings, deficiencies, Taxes, interest, penalties, and reasonable costs and expenses (but not including, consequential, exemplary, special and punitive damages and lost profits, other than such damages awarded to any third party against an Indemnified Party) (collectively, the "Losses") arising out of, relating to or resulting from, directly or indirectly:

            (i) any breach of any representation or warranty made by Acquiror contained in this Agreement;

            (ii) the breach of any covenant or agreement of Acquiror contained in this Agreement; and

           (iii) except as otherwise provided in Article VIII or specifically enumerated as an item as to which Seller will indemnify Acquiror pursuant to Section 7.3, all liabilities and obligations of the Snapple Companies and the Business, regardless of when they arose or arise and regardless of by whom or when asserted.

            7.3 Indemnification by Seller. (a) Subject to Sections 7.1 and 7.3(b), and except as otherwise provided in Article VIII, Seller hereby agrees that it shall indemnify, defend and hold harmless Acquiror and, if applicable, its directors, officers, employees, representatives, advisors, agents and Affiliates (other than employees of the Snapple Companies) (the "Acquiror Indemnified Parties") from, against and in respect of any Losses arising out of, relating to or resulting from, directly or indirectly:



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


            (i) any breach, subject to the standard set forth in Section 3.20, of any representation or warranty made by Seller contained in this Agreement;

            (ii) the breach of any covenant or agreement of Seller contained in this Agreement; and

           (iii) any liabilities and expenses attributable to Employee Benefit Plans (other than Snapple Employee Benefit Plans) and Employee Arrangements (other than Snapple Employee Arrangements), except for liabilities and expenses to be paid by Acquiror and/or Snapple pursuant to
      Section 5.8.

            (b) Seller shall not be liable to the Acquiror Indemnified Parties for any Losses with respect to the matters enumerated in Section 7.3(a) unless the Losses therefrom exceed an aggregate amount equal to 3% of the Purchase Price, and then only for such Losses in excess of 3% of the Purchase Price and only up to an aggregate amount equal to 25% of the Purchase Price; provided, however, that the foregoing shall not apply to any Losses for claims under
Article II of this Agreement.

            7.4 Procedure for Indemnification. Subject to Section 7.1, all claims for indemnification under this Article VII shall be asserted and resolved as follows:

            (a) In the event that any claim or demand, or other circumstance or state of facts which could give rise to any claim or demand, for which an Indemnifying Party may be liable to an Indemnified Party hereunder is asserted against or sought to be collected by a third party (an "Asserted Liability"), the Indemnified Party shall as soon as reasonably possible notify the Indemnifying Party in writing of such Asserted Liability, specifying the nature of such Asserted Liability (the "Claim Notice"); provided, that no delay on the part of the Indemnified Party in giving any such Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the Indemnifying Party is materially prejudiced by such delay. The Indemnifying Party shall have 60 days (or less if the nature of the Asserted Liability requires) from its receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party's sole cost and expense and by counsel of its own choosing to defend against such Asserted Liability; provided, that if,



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under applicable standards of professional conduct a conflict on any significant issue between the Indemnifying Party and any Indemnified Party exists in respect of such Asserted Liability, then the Indemnifying Party shall reimburse the Indemnified Party for the reasonable fees and expenses of one additional counsel (who shall be reasonably acceptable to the Indemnifying Party). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), consent to any settlement unless such settlement (i) includes a complete release of the Indemnified Party and (ii) does not require the Indemnified Party to make any payment or forego or take any action. Notwithstanding the foregoing, the Indemnified Party shall have
the  right  to  control,   pay  or  settle  any  Asserted  Liability  which  the
Indemnifying Party shall have undertaken to defend so long as the Indemnified Party shall also waive any right to indemnification therefor by the Indemnifying Party. If the Indemnifying Party undertakes to defend against such Asserted Liability, the Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the investigation, defense and settlement thereof, but the Indemnifying Party shall control the investigation, defense and settlement thereof. If the Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense. If the Indemnifying Party elects not to defend against such Asserted Liability, then the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense, but the Indemnified Party shall control the investigation, defense and settlement thereof at the reasonable cost and expense of the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any Asserted Liability effected without its prior written consent (which consent shall not be unreasonably withheld).

            (b) In the event that an Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party. The Indemnifying Party shall have 60 days from the date such Claim Notice is delivered during which to notify the Indemnified Party in writing of any good faith objections it has to the Indemnified Party's Claim Notice or claims for indemnification, setting forth in reasonable detail each of the Indemnifying Party's objections thereto. If the Indemnifying Party does



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deliver  such  written  notice of  objection  within  such  60-day  period,  the
Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve any such dispute within 60 days of the delivery by the Indemnifying Party of such written notice of objection.

            (c) With respect to the liabilities for which Seller shall be required to provide indemnification pursuant to Section 7.3(a)(i) resulting from a breach of Section 3.16, (i) the Acquiror Indemnified Parties shall cooperate with Seller, provide Seller as promptly as possible with all relevant materials, information and data requested by Seller and shall grant Seller, without charge, reasonable access to employees and premises of the Snapple Companies, including the right to conduct environmental tests thereon and to take samples therefrom.

            (d) Acquiror acknowledges that the indemnification provisions contained in this Article VII and in Article VIII constitute Acquiror's sole remedy with respect to any of the matters arising out of or in connection with this Agreement, the Disclosure Schedule or any Exhibit hereto. Acquiror acknowledges and agrees that: (i) Acquiror and its representatives have the experience and knowledge to evaluate the business, financial condition, assets and liabilities of the Snapple Companies; and (ii) in determining to acquire the Shares and, therefore, the Snapple Business and the underlying assets and liabilities of the Snapple Companies (including the real property, fixtures and the tangible personal property), Acquiror has made its own investigation into, and based thereon Acquiror has formed an independent judgment concerning, the Shares, the Snapple Business and the underlying assets and liabilities of the Snapple Companies (including the real property, fixtures and the tangible personal property). It is therefore expressly understood and agreed that, except as otherwise provided in this Agreement, Acquiror accepts the condition of the real property and tangible personal property of the Snapple Companies "AS IS, WHERE IS" without any representation, warranty or guarantee, express or implied, as to merchantability, fitness for a particular purpose or otherwise as to the condition, size, extent, quantity, type or value of such property. Acquiror hereby waives, releases and agrees not to make any claim or bring any contribution, cost recovery or other action against Seller, its Affiliates, and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and



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assigns, under the Environmental Laws, common law, or any similar federal, state or local environmental law or regulation now existing or hereafter enacted other than for Losses which Seller is expressly required to indemnify Acquiror under this Article VII. Acquiror agrees that it will not bring any such claim or action under any Environmental Laws or any other environmental law or regulation which seeks to allocate liabilities between Acquiror and Seller in a different manner than as expressly set forth in this Agreement or in a more costly manner than would be the case under applicable Environmental Laws in effect on the date hereof.

            7.5 Characterization of Indemnification Payments. All amounts paid by Acquiror or Seller, as the case may be, under this Article VII or Article VIII shall be treated as adjustments to the Purchase Price for all Tax purposes.

            7.6 Computation of Losses; Disputes. The amount of any Losses for which indemnification is provided under this Article VII or Article VIII shall be reduced by (x) any related Tax benefits if and when actually realized or received (but only after taking into account any Tax benefits (including, without limitation, any net operating losses or other deductions and any carryovers or carrybacks) to which the Indemnified Party would be entitled without regard to such item), except to the extent such recovery has already been taken into account in determining the amount of any such Losses, and (y) any insurance recovery if and when actually realized or received, in each case in respect of such Losses. Any such recovery shall be promptly repaid by the Indemnified Party to the Indemnifying Party following the time at which such recovery is realized or received pursuant to the previous sentence, minus all reasonably allocable costs, charges and expenses incurred by the Indemnified Party in obtaining such recovery. Notwithstanding the foregoing, if (x) the amount of Indemnifiable Losses for which the Indemnifying Party is obligated to indemnify the Indemnified Party is reduced by any Tax benefit or insurance recovery in accordance with the provisions of the previous sentence, and (y) the Indemnified Party subsequently is required to repay the amount of any such Tax benefit or insurance recovery or such Tax benefit or insurance recovery is disallowed, then the obligation of the Indemnifying Party to indemnify with respect to such amounts shall be reinstated immediately and such amounts



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shall  be  paid  promptly  to the  Indemnified  Party  in  accordance  with  the provisions of this Agreement.


                              ARTICLE VIII

                    TAX MATTERS; TAX INDEMNIFICATION

            8.1 Tax Indemnification. (a) Seller agrees to be responsible for and to indemnify and hold the Acquiror Indemnified Parties harmless from and against any and all Taxes (and claims with respect to Taxes) that may be imposed upon or assessed against any of the Snapple Companies or the assets of any of the Snapple Companies:

                    (i) with respect to all taxable periods ending on or prior to the Closing Date, except for Taxes arising out of any transaction occurring after the Closing but on the Closing Date not in the ordinary course;

                (ii) with respect to any and all Taxes of any of the Snapple Companies for the period allocated to Seller pursuant to Section 8.3(d);

               (iii) arising by reason of any breach by Seller of any of the representations contained in Section 3.9 hereof;

               (iv) with respect to any claim under the Asset Purchase Agreement dated as of January 31, 1992 by and among Snapple Beverage Corp., Snapple Holding Corp., Unadulterated Food Products, Inc., Hyman Golden, Arnold Greenberg and Leonard Marsh, including under Section 1.09 of such agreement;

                (v) with respect to all taxable periods ending on or prior to the Closing Date, any Taxes arising by reason of Treasury Regulation
      Section 1.1502-6 or any comparable provision of state, local or foreign law; and

            (vi)       arising by reason of a transfer of assets described in
       Section 5.6(b).

            (b) Acquiror agrees to indemnify and hold harmless the Seller Indemnified Parties from and against any and all Taxes of the Snapple Companies
(i) with respect to any



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




taxable period of the Snapple Companies beginning after the Closing Date, (ii) arising out of any transaction occurring after the Closing but on the Closing Date not in the ordinary course and (iii) attributable to the period allocated to Acquiror pursuant to Section 8.3(d).

            8.2 No Tax Elections. Seller and Acquiror acknowledge that no election will be made under Section 338(a) or Section 338(h)(10) of the Code to treat the purchase and sale of the Shares pursuant to this Agreement as a sale of assets for income tax purposes. Seller agrees that neither it nor any Affiliate will apply for, enter into or make any Tax Agreement, Consent or Ruling with respect to any of the Snapple Companies, or any of the assets owned by any Snapple Company on the Closing Date. Further, Seller agrees that neither it nor any Affiliate will make any Tax election with respect to any of the Snapple Companies or any of the assets owned by any Snapple Company on the Closing Date without the consent of Acquiror (which consent shall not be unreasonably withheld), except for those Tax elections consistent with the prior practice of the Snapple Companies or required by a change in applicable Tax laws, rules or regulations.

            8.3 Preparation of Tax Returns; Payment of Taxes. (a) Seller shall include the Snapple Companies or cause the Snapple Companies to be included in, and shall timely file or cause to be timely filed, (i) the United States consolidated federal income Tax Returns of Seller or its Affiliates for the taxable periods of the Snapple Companies ending on or prior to the Closing Date and (ii) where applicable, all other consolidated, combined or unitary Tax Returns of Seller or its Affiliates for the taxable periods of Snapple ending on or prior to the Closing Date, and shall pay any and all Taxes due with respect to the returns referred to in clause (i) or (ii) of this Section 8.3(a). The Tax Returns referred to in this Section 8.3(a) shall be prepared in a manner consistent with the prior practice of the Snapple Companies unless otherwise required by a change in applicable Tax laws, rules or regulations. Seller shall provide Acquiror with copies of such Tax Returns, but only to the extent of the discrete Snapple federal income Tax Return which is made part of and includable in the United States consolidated federal income Tax Return of Seller and the discrete Snapple state income tax returns which are made part of and includable in any consolidated, combined or unitary state Tax Return. Seller shall provide such Tax Returns (or the portion thereof) to



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



Acquiror at least 30 days prior to the due date for filing such return, and Acquiror shall have the right to review and comment on such Tax Returns for 15 days following receipt thereof. Nothing contained in the foregoing shall in any manner terminate, limit or adversely affect any right of Acquiror Indemnified Parties, Seller or Snapple to receive indemnification pursuant to any provision in this Agreement.

            (b) In addition to the Tax Returns referred to in Section 8.3(a) above, Seller shall prepare all other Tax Returns of, or which include, any of the Snapple Companies for taxable periods that end on, end prior to or which include the Closing Date. To the extent any such Tax Returns are required to be filed (taking into account any extensions) on or prior to the Closing Date, Seller shall timely file or shall cause the Snapple Companies to timely file such Tax Returns and shall pay any and all Taxes due with respect to such Tax Returns. To the extent any such Tax Returns are required to be filed after the Closing Date, and provided that Acquiror has complied with its obligations pursuant to Section 8.4 in a timely manner so as to permit Seller to perform the following obligations, (i) Seller shall provide Acquiror with copies of such Tax Returns and, in the case of those Tax Returns for taxable periods that end after the Closing Date, a schedule showing the computation of Taxes allocated to each of Seller and Acquiror (such allocation computed in the manner described in Section 8.3(d) hereunder) at least 30 days prior to the due date for filing such Tax Returns (taking into account any extensions), (ii) Acquiror shall have the right to review and approve (which approval shall not be unreasonably withheld) such Tax Returns, and in the case of those Tax Returns for taxable periods that end after the Closing Date, the schedule setting forth the computation of the allocation of Taxes, (iii) Seller shall pay Acquiror any amount owing from Seller under Section 8.1(a)(i) and (ii) no later than two Business Days before the filing of the underlying Tax Returns, and (iv) Acquiror shall timely file or cause to be timely filed all such Tax Returns and shall pay or cause to be paid all Taxes due with respect to such Tax Returns, provided, however, that nothing contained in the foregoing shall in any manner terminate, limit or adversely affect any right of Acquiror Indemnified Parties, Seller Indemnified Parties or Snapple to receive indemnification pursuant to the terms of this Agreement. Any disputes between Seller and Acquiror shall be resolved as provided in Section 8.9.




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            (c) Acquiror shall reimburse Seller for all costs, expenses and fees incurred in connection with Seller's preparation of Tax Returns required to be filed after the Closing Date, including, without limitation, those costs associated with the services of Seller's employees in connection therewith, which shall be valued at $140 per hour. Seller shall invoice Acquiror at the end of each month for such costs, expenses and fees incurred by Seller and Acquiror shall pay Seller the amount shown as due on such invoice within 15 days of the invoice date. In the event that Acquiror does not pay Seller within 15 days of such invoice, interest at the rate of 10% per annum shall accrue on the unpaid amount. The liability of Acquiror pursuant to this Section 8.3(c) shall not exceed $50,000.

            (d) For federal income tax purposes, the taxable year of Snapple shall end as of the close of the Closing Date and, with respect to all other Taxes, Seller and Acquiror will, unless prohibited by Applicable Law, close the taxable period of the Snapple Companies as of the close of the Closing Date. Neither Seller nor Acquiror shall take any position inconsistent with the preceding sentence on any Tax Return. Notwithstanding anything contained herein to the contrary, Seller and Acquiror shall report all transactions not in the ordinary course of business occurring after the Closing but on the Closing Date on Acquiror's federal unconsolidated and other consolidated or combined Tax Returns. In any case where Applicable Law does not permit Snapple and its Subsidiaries to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day), then Taxes, if any, attributable to the taxable period of any of the Snapple Companies beginning before and ending after the Closing Date shall be allocated (i) to Seller for the period up to and including the Closing Date and (ii) to Acquiror for the period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to any period beginning before and ending after the Closing Date shall be made by means of a closing of the books and records of the Snapple Companies as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.



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            8.4  Cooperation  with Respect to Tax  Returns.  Acquiror and Seller agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Snapple Companies or the Snapple Business as is reasonably necessary for the filing of any Tax Return and elections in respect thereof, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes. Acquiror or Snapple shall retain in its possession, and shall provide Seller reasonable access to (including the right to make copies of), such supporting books and records and any other materials that Seller may specify with respect to Tax matters relating to any taxable period ending on or prior to the Closing Date until the relevant statute of limitations (or extensions thereof) has expired. After such time, Acquiror may dispose of such material, provided that prior to such disposition Acquiror shall give Seller a reasonable opportunity to take possession of such materials.

            8.5 Tax Audits. (a) Seller shall have the sole right to represent the interests of the Snapple Companies in any Tax audit or administrative or court proceeding relating to taxable periods of the Snapple Companies which end on or before the Closing Date and to employ counsel of its choice at its expense. Acquiror agrees that it will cooperate fully with Seller and its counsel in the defense against or compromise of any claim in any said proceeding. Seller agrees that it will not settle any such proceeding in a manner that has a Material Adverse Effect on Acquiror for any taxable period that ends after the Closing Date. Seller agrees that it will keep Acquiror fully informed as to the status and resolution of any such proceeding.

            (b) If any taxing authority asserts a claim, makes an assessment or otherwise disputes or affects the Tax reporting position of the Snapple Companies for taxable periods ending on or prior to the Closing Date, Acquiror shall, promptly upon receipt by Acquiror or any of the Snapple Companies of notice thereof, inform Seller thereof.




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            (c) Seller and Acquiror jointly shall represent the interests of the
Snapple Companies in any Tax audit or administrative or court proceeding relating to any taxable period of the Snapple Companies which includes (but does not begin or end on) the Closing Date. All costs, fees and expenses paid to third parties in the course of such proceeding shall be borne by Seller and Acquiror in the same ratio as the ratio in which, pursuant to the terms of this Agreement, Seller and Acquiror would share the responsibility for payment of the Taxes asserted by the taxing authority in such claim or assessment if such claim or assessment were sustained in its entirety.

            (d) Acquiror shall have the sole right to represent the interests of the Snapple Companies in any Tax audit or administrative or court proceeding relating to taxable periods of the Snapple Companies which begins after the Closing Date and to employ counsel of its choice at its expense. Acquiror agrees that it will not settle any such proceeding in a manner which has a Material Adverse Effect on Seller for any taxable period that ends on, ends prior to or which includes the Closing Date.

            (e) Seller shall not take any position on any Tax Return, Tax refund claim or in any Tax audit or administrative or court proceeding that is inconsistent with the representation contained in Section 3.9(h) of this Agreement, unless otherwise required by applicable Tax laws, rules or regulations.

            8.6 Refund Claims. Seller shall not file any amended Tax Return or file or apply for any Tax refund with respect to any Snapple Company without the consent of Acquiror, which consent shall not be unreasonably withheld, it being understood and agreed that the foregoing shall not apply to the utilization of any loss arising on the sale of the Shares. Except as otherwise provided in
Section 8.7, to the extent any determination of Tax liability of the Snapple Companies results in any refund of Taxes paid with respect to (i) any period which ends on or before the Closing Date or (ii) any period which includes the Closing Date but does not begin or end on that day, any such refund shall belong to Seller, provided that any Tax refund described in clause (i) or (ii) of this
Section 8.6 that is attributable to a carryback with respect to state or local income Taxes arising after the Closing Date shall belong to Acquiror to the extent that Acquiror is not permitted under the applicable state or local law to elect to carry forward the



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relevant tax attribute  and provided  further that in the case of any Tax refund described in clause (ii) of this Section 8.6 the portion of such Tax refund which shall belong to Seller shall be that portion that is attributable to the portion of that period which ends on the Closing Date (determined on the basis of an interim closing of the books as of the Closing Date), Acquiror shall promptly pay any such refund that belongs to Seller, and the interest actually received thereon, to Seller upon receipt thereof by Acquiror. Any payments made under this Section 8.6 shall be net of any Taxes payable with respect to such refund, credit or interest thereon (taking into account any actual reduction in Tax liability realized upon the payment pursuant to this Section 8.6).

            8.7 Transfer Taxes. Acquiror shall be liable for and shall pay (and shall indemnify and hold harmless Seller against) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges as levied by any taxing authority or governmental agency in connection with the transfer of the Shares (other than taxes measured by or with respect to income imposed on Seller). Acquiror hereby agrees to file all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts in a timely manner.

            8.8 Other Tax Matters. (a) The indemnification provided for in this Article VIII shall be the sole and exclusive remedy for any claim in respect of Taxes and the provisions of Article VII (other than Sections 7.5 and 7.6) shall not apply to such claims.

            (b) Any claim for indemnity under this Article VIII may be made at any time prior to 60 days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

            8.9 Disputes. If the parties disagree as to the amount of any payment to be made under, or any other matter arising out of this Article VIII, the parties shall attempt in good faith to resolve such dispute, and any agreed upon amount shall be paid to the appropriate party. If such dispute is not resolved within 15 days, the parties shall, in accordance with the procedures set forth in Section 2.6(b) for selecting a CPA Firm, select an internationally recognized firm of independent public accountants to resolve the dispute (the "Independent Accounting Firm"). If and to



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



the extent that the dispute presents legal issues, the Independent Accounting Firm shall have the authority to consult an Independent Law Firm. The fees of the Independent Accounting Firm and the Independent Law Firm shall be borne equally by Seller and Acquiror, and the decision of such Independent Accounting Firm and Independent Law Firm shall be final and binding on all parties. Following the decision of the Independent Accounting Firm and/or the Independent Law Firm, the parties shall each take or cause to be taken any action that is necessary or appropriate to implement such decision of the Independent Accounting Firm and the Independent Law Firm.


                               ARTICLE IX

                                   TERMINATION

            9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

            (a)     by agreement of Acquiror and Seller;

            (b) by either Acquiror, on the one hand, or Seller, on the other hand, by giving written notice of such termination to the other, if the Closing shall not have occurred on or prior to June 30, 1997; provided, however, that the terminating party is not in breach of its obligations under this Agreement; or

            (c) by Seller if, as a result of action or inaction by Acquiror, the Closing shall not have occurred on or prior to the later of (i) the date that is two Business Days following the date on which all of the conditions to Closing set forth in Sections 6.1 and 6.2 are satisfied or waived or (ii) 60 days after the date of this Agreement.

            9.2 Effect of Termination. In the event of termination by Seller or Acquiror pursuant to Section 9.1, written notice thereof shall promptly be given to the other party and, except as otherwise provided herein, the transactions contemplated by this Agreement shall be terminated and become void and have no effect, without further action by the other party, other than the provisions of the last sentence of Section 5.2 and Article X. Nothing in this Section 9.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement.



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            9.3  Termination  Fee. In the event the Closing does not occur on or before the earlier of the dates set forth in Section 9.1(b) or 9.1(c) for any reason other than (i) Seller's failure to satisfy the closing conditions set forth in Section 6.2, or (ii) the non-occurrence of any closing condition set forth in Section 6.1, then Acquiror agrees to pay Seller either of the following amounts, immediately upon Seller's demand and election, which election shall be made in Seller's sole discretion within fourteen (14) days following the earlier of the dates set forth in Section 9.1(b) or 9.1(c), as applicable: (x) the sum of $10,000,000 as a termination fee, in which case the parties agree that payment of such fee shall not relieve Acquiror from liability for its breach hereunder or be construed as limiting Seller's rights in any manner, except that such $10,000,000 shall be credited against any damages which may be awarded to Seller or (y) the sum of $20,000,000 as liquidated damages, which the parties agree shall be in lieu of any other damages to which Seller might be entitled hereunder and shall relieve Acquiror from any liability for its breach hereunder. Any amounts payable to Seller pursuant to this Section 9.3 shall be applied against the Deposit and the remainder of the Deposit shall be returned to Acquiror pursuant to the terms of the Escrow Agreement.


                                    ARTICLE X

                           GENERAL PROVISIONS

            10.1 Extension; Waiver. The parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

            10.2 Amendment. This Agreement may be amended, modified or supplemented only by written agreement of



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Acquiror and Seller at any time prior to the Closing Date with respect to any of the terms contained herein.

            10.3 Expenses. Each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants and other experts and shall pay all other costs and expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby. Except as otherwise specifically provided herein, Seller shall pay any fees and expenses incurred prior to Closing of any counsel, accountants and other experts of any of the Snapple Companies and shall pay all other costs and expenses incurred by any of the Snapple Companies incurred prior to Closing in connection with the negotiation and preparation of this Agreement.

            10.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to choice of law principles, including all matters of construction, validity and performance.

            10.5 Notices. Notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective persons giving them (in the case of any corporation the signature shall be by an officer thereof) and delivered by hand or by telecopy or on the date of receipt indicated on the return receipt if mailed (registered or certified, return receipt requested, properly addressed and postage prepaid):


            If to Seller, to:

            The Quaker Oats Company
            321 N. Clark Street
            Chicago, Illinois  60610
            Attention:  John G. Jartz
            Facsimile:  (312) 245-3341




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            with a copy to:

            Weil, Gotshal & Manges LLP
            767 Fifth Avenue
            New York, NY  10153
            Attention:  Dennis J. Block, Esq.
            Facsimile:  (212) 310-8007

            and,



            If to Acquiror, to:

            Triarc Companies, Inc.
            280 Park Avenue
            New York, NY  10017
            Attention:  Brian L. Schorr, Esq.
            Facsimile:  (212) 451-3216

            with a copy to:

            Paul, Weiss, Rifkind, Wharton & Garrison
            1285 Avenue of the Americas
            New York, NY  10019-6064
            Attention:  Neale M. Albert, Esq.
            Facsimile:  (212) 373-2377

Such names and addresses may be changed by notice given in accordance  with this
Section 10.5.

            10.6 Entire Agreement. This Agreement,  together with all schedules, exhibits, annexes, certificates, instruments and agreements delivered pursuant hereto and the Confidentiality Agreement contain the entire understanding of the parties hereto and thereto with respect to the subject matter contained herein and therein, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions contemplated by this Agreement other than those set forth herein or made hereunder.

            10.7 Disclosure Schedule. The Disclosure Schedule is incorporated into this Agreement by reference and made a part hereof.



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            10.8  Headings;  References.  The  article,  section  and  paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles", "Sections" or "Exhibits" shall be deemed to be references to Articles or Sections hereof or Exhibits hereto unless otherwise indicated.

            10.9 Counterparts. This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original, but all of which shall constitute one and the same original.

            10.10 Parties in Interest; Assignment. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that Acquiror may, in its sole discretion, assign any or all of its rights, interests and obligations to an Affiliate in which event Acquiror shall guarantee unconditionally and irrevocably the obligations assigned to such Affiliate in a guarantee agreement in the form attached hereto as Exhibit I. Subject to the preceding sentence this Agreement shall inure to the benefit of and be binding upon Seller and Acquiror and shall inure to the sole benefit of Seller and Acquiror and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement.

            10.11 Severability; Enforcement. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

            10.12 Consent to Jurisdiction. Each party hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of any Federal Court sitting in New York County of the State of New York in any suit, action or proceeding arising out of or relating to this Agreement or for recognition or enforcement



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of any judgment rendered in any such suit, action or proceeding, (ii) waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court, including any claim that any such suit, action or proceeding has been brought in an inconvenient forum and (iii) waives all rights to a trial by jury in any such suit, action or proceeding. Any and all service of process and any other notice and any such action or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as provided herein. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law.

            IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

                             THE QUAKER OATS COMPANY


                              By:       Luther C. McKinney
                                 -----------------------------
                                 Name:  Luther C. McKinney
                                 Title: Senior Vice President


                             TRIARC COMPANIES, INC.


                              By:       Nelson Peltz      Peter W. May
                                 -------------------------------------
                                 Name:  Nelson Peltz
                                 Title: Chairman and Chief Executive Officer
                                   and  Peter W. May
                                        President and Chief Operating Officer

                                  56


NYFS09...:\69\68669\0030\165\AGRN266W.00J

                                                          EXECUTION COPY



                         LIST OF OMITTED EXHIBITS

Exhibit A         --    Transition Services Agreement

Exhibit B         --    Patent License Agreement

Exhibit C         --    Shared Technology License Agreement

Exhibit D         --    Brooks Agreement

Exhibit E         --    Power Packaging Agreement

Exhibit F         --    Assignment and Assumption Agreement

Exhibit G         --    Opinion of Seller's Counsel

Exhibit H         --    Opinion of Acquiror's Counsel

Exhibit I         --    Guaranty Agreement

Disclosure Schedules

The Registrant hereby agrees to furnish supplementally a copy of any omitted exhibit or the Disclosure Schedules to the Securities and Exchange Commission upon its request.